Exhibit 10.28

Evercore Partners Inc.

55 East 52nd Street

43rd Floor

New York, NY 10055

December 22, 2008

HAND DELIVERY

PERSONAL AND CONFIDENTIAL

Mr. Adam Frankel, Esq.

[Address Line 1]

[Address Line 2]

Dear Adam:

This letter agreement sets forth certain amendments to the employment letter agreement entered into by and between you and Evercore Group Holdings L.P. and its affiliates (collectively, “Evercore”) dated July 18, 2006 (the “Agreement”). The amendments described below are intended to conform the Agreement to the specific requirements of Section 409A of the Internal Revenue Code and the underlying Treasury Regulations and thereby prevent the imposition of adverse tax consequences on you. The amendments are not intended to materially alter your economic rights or position.

1.    Section 4 – Termination of Employment

Subsection (d) of Section 4 of the Agreement is hereby amended:

(a)	By adding “material” after “a” in subsection (ii) of the definition of Good Reason; and

(b) adding the following text at the end of section (d):”; provided, that any of the events described above shall constitute Good Reason only if you provide Evercore with written objection to the event within 60 days following the occurrence thereof, Evercore fails to reverse or otherwise cure the event within 30 days of receiving that written objection, and you resign your employment within 240 days following the expiration of such cure period.”

A new subsection (g) is hereby added to the Agreement to read as follows:

“Notwithstanding anything herein to the contrary or otherwise, to the extent any expense, reimbursement or in-kind benefit provided hereunder constitutes a “deferral of compensation” within the meaning of Section 409A of the of the Internal Revenue Code, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.”

2.    Section 5 – Other Terms of Employment

The last paragraph of Section 5 of the Agreement is hereby deleted and replaced with the following:

“Notwithstanding the foregoing, if the termination giving rise to any payment described in Section 4 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the payment of those amounts (to the extent they constitute a “deferral of compensation,” within the meaning of Section 409A of the Internal Revenue Code) will be deferred (without interest) until such time as Executive experiences a Separation from Service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code, those amounts that would otherwise be paid within six months following your Separation from Service (taking into account the preceding sentence) will instead be deferred (without interest) and paid to you in a lump sum immediately following that six-month period. This provision shall not be construed as preventing the application of Treas. Reg. §§ 1.409A-1(b)(4) or 1.409A-1(b)(9) (or any successor provisions) to amounts payable hereunder. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment.”

To confirm your agreement with foregoing, please countersign this letter in the space provided below and return the original to me.

EVERCORE GROUP HOLDINGS L.P.

By: Evercore Group Holdings L.L.C., its general partner

By: /s/ Robert B. Walsh
Name: Robert B. Walsh Title: EVP CFO

Accepted and Agreed:

/s/ Adam Frankel
Adam Frankel, Esq.

Dated:	December 22, 2008

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